Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

675,000 SHARES OF CLASS A COMMON STOCK AND

25,000 SHARES OF CLASS T COMMON STOCK OF

MOODY NATIONAL REIT II, INC.

EACH AT $10.86 PER SHARE

by: COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP (the “Purchaser”)

THE OFFERS AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 31, 2023, UNLESS THE OFFERS ARE EXTENDED.

The Purchaser hereby seeks to acquire 675,000 shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), of MOODY NATIONAL REIT II, INC. (the “Corporation”), and 25,000 shares of the Corporation’s Class T common stock, par value $0.01 per share (the “Class T Shares” and, together with the Class A Shares, the “Shares”). The Purchaser is not affiliated with the Corporation or its management. The Purchaser hereby offers to purchase the Class A Shares at a purchase price equal to $10.86 per share, and offers to purchase the Class T Shares at a purchase price equal to $10.86 per share, each in cash, without interest, upon the terms and subject to the conditions set forth in this document (the “Offer to Purchase”) and in the related Assignment Form, as each may be supplemented or amended from time to time (which together, with respect to each class of Shares, constitute an “Offer” and collectively, the “Offers”). Any distributions paid or reinvested pursuant to the Corporation’s distribution reinvestment plan after July 31, 2023, or such other date to which the Offers may be extended (each, an “Expiration Date”), by the terms of the Offers and as set forth in the Assignment Form, would be assigned by tendering Shareholders to the Purchaser. Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after June 12, 2023 (the “Offer Date”).

The Corporation reported approximately 7,200 holders of record, owning an aggregate of 13,640,429 shares of common stock outstanding as of March 12, 2023, including 13,000,645 Class A Shares, 480,692 Class T Shares and 159,092 shares of the Corporation’s Class I common stock (“Class I Shares”), according to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”), and reported 13,640,429 Class A Shares, 480,692 Class T Shares and 159,092 Class I Shares, respectively, outstanding as of May 8, 2023, according to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “First Quarter Form 10-Q”). The Purchaser and its affiliates currently beneficially own approximately 605,716 shares of the Corporation’s common stock, all of which are Class A Shares, which constitute approximately 4.4% of the outstanding Class A Shares as of May 8, 2023. The 675,000 shares of Class A common stock subject to the Offers constitute approximately 5% of the outstanding Class A Shares, and the 25,000 shares of Class T common stock subject to the Offers constitute approximately 5.2% of the outstanding Class T Shares, in each case as of May 8, 2023. The Purchaser is not making any offer for the Corporation’s Class I Shares. Consummation of the Offers, if all Shares sought are tendered, would require payment by the Purchaser of approximately $7,330,500 for the Class A Shares tendered and approximately $271,500 for the Class T Shares tendered, for a combined total aggregate purchase price of up to $7,602,000, which the Purchaser intends to fund out of its available cash on hand.

Holders of Shares (“Shareholders”) are urged to consider the following factors:

•	Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Corporation from property operations or dispositions (including as a result of any long-term strategic or potential liquidity alternatives the Corporation may be considering), and the purchase price per Share payable to a tendering Shareholder by the Purchaser may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation.

•	The Purchaser is making the Offers for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $10.86 per Share for each Offer, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. There is no public market for the Shares, and neither the Shareholders nor the Purchaser have any accurate means for determining the actual present value of the Shares. Although there can be no certainty as to the actual present value of the Shares, on March 24, 2023, the Corporation established an estimated per Share net asset value (“Estimated Per Share NAV”) of $19.45 for each of the Class A Shares, Class T Shares and Class I Shares as of December 31, 2022, based on disclosure in the 2022 Form 10-K. The Corporation may publish an update to its Estimated Per Share NAV during the period in which each Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for any such updates, which are available at www.sec.gov. In the event that a Shareholder wishes to withdraw its tender of Shares as a result of such update, a withdrawal of tender may be effected pursuant to Section 4 – Withdrawal Rights below. For the period between February 6, 2023 and June 2, 2023, CTT Auctions, an affiliate of CTT, reported secondary market trading prices ranging from $7.75 to $11.20 for shares of the Corporation’s common stock. It should be noted, however, that CTT Auctions is only one of multiple trading platforms for non-traded REITs and, therefore, that its secondary market trading information may be limited. Further, the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offers and is not qualified to appraise real estate. Additionally, there can be no assurance as to the timing or amount of any future Corporation distributions, and there cannot be any assurance that the Purchaser’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•	Central Trade and Transfer, LLC, an affiliate of Orchard Securities, LLC, Member FINRA/SIPC (“CTT”), who will facilitate the settlement of and payment for the tendered Shares in conjunction with Corporation’s transfer agent, is independent of the Purchaser. However, CTT is also not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offers. Further, neither CTT nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment. Also, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and any other party related to the Offers, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. See Section 15 – Miscellaneous for further details.

•	The Purchaser may accept only a portion of the Class A Shares or Class T Shares tendered, as applicable, if a total of more than 675,000 Class A Shares or 25,000 Class T Shares, respectively, is tendered.

•	THE OFFERS ARE NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 675,000 CLASS A SHARES AND/OR MORE THAN 25,000 CLASS T SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 675,000 CLASS A SHARES AND/OR 25,000 CLASS T SHARES, AS APPLICABLE, FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offers are open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 12 – Conditions of the Offers below and prior to the Expiration Date, to terminate the Offers and not accept for payment any Shares, and (iii) to amend the Offers in any respect prior to the expiration date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(d)(1) under the Exchange Act. In the case of an extension of the Offers, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

June 12, 2023

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Assignment Form in accordance with the instructions in the Assignment Form and mail the Assignment Form and any other required documents to the Purchaser at the address set forth below. If your Shares are held in a custodial or brokerage account, you must mail your completed Assignment Form and any other required documents to your broker or financial advisor instead of the Purchaser. If you have any questions regarding this process, please contact the Purchaser at the contact information listed below.

365 S. Garden Grove Lane, Suite 100

Pleasant Grove, Utah 84062

Attention: Comrit Investments 1, Limited Partnership

Telephone: 1-800-327-9990

E-Mail Address: offer@cttauctions.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form may be directed to CTT at 1-800-327-9990. However, CTT is not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (“EDGAR”) system at its internet web site at www.sec.gov.

The Purchaser and Comrit Investments Ltd., the general partner of Purchaser, have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected using the Commission’s EDGAR system.

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 675,000 Class A Shares and up to 25,000 Class T Shares, each for $10.86 per Share in cash. The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions. The information in this Summary is not complete, and the Purchaser urges you to carefully read the pages following the Summary and the accompanying Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The Offers are being made by: Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. The Purchaser is a real estate investment fund. Comrit Investments Ltd., a limited liability private company organized under the laws of the State of Israel, is the general partner of the Purchaser and is identified as a co-bidder with the Purchaser on the Tender Offer Statement on Schedule TO Filed with the Commission in connection with the Offer. The Purchaser is not affiliated with the Corporation or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFERS?

The Purchaser is seeking to purchase up to 675,000 Class A Shares and up to 25,000 Class T Shares in the Corporation. The Purchaser is not making any offer to purchase the Corporation’s Class I Shares.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Purchaser is offering to pay $10.86 per Class A Share and Class T Share, net to you in cash. Any distributions paid or reinvested pursuant to the Corporation’s distribution reinvestment plan after the Expiration Date would, by the terms of the Offers and as set forth in the Assignment Form, be assigned by tendering Shareholders to the Purchaser. If you tender your Shares to the Purchaser in the Offers, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser’s capital commitment will be approximately $7,330,500 for the Class A Shares and approximately $271,500 for the Class T Shares, for a combined total aggregate purchase price of up to $7,602,000. The Purchaser currently has sufficient funded capital to fund all of its commitments under the Offers and any other tender offers the Purchaser is currently making.

IS THE FINANCIAL CONDITION OF THE PURCHASER RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate resources and no intention to take control of the Corporation, the Purchaser does not believe that additional information concerning the Purchaser’s financial condition is relevant to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFERS?

You will have at least until 11:59 p.m., Eastern Time, on July 31, 2023 to decide whether to tender your Shares in the Offers.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASER?

The Purchaser desires to purchase up to 675,000 Class A Shares and up to 25,000 Class T Shares. If the number of Class A Shares or Class T Shares, as applicable, validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to such respective amounts, the Purchaser will purchase all Class A Shares or Class T Shares, as applicable, so tendered and not withdrawn, upon the terms and subject to the conditions of the Offers. However, if more than 675,000 Class A Shares and/or more than 25,000 Class T Shares are so tendered and not withdrawn, the Purchaser will accept for payment and pay for 675,000 Class A Shares and/or 25,000 Class T Shares, as applicable, so tendered, pro rata according to the number of such class of Shares so tendered, adjusted by rounding down to the nearest whole number of Class A Shares or Class T Shares, as applicable, tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. See Section 2 – Acceptance for Payment and Payment for Shares; Proration and Section 4 – Withdrawal Rights below.

CAN THE OFFERS BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offers can be extended in the Purchaser’s discretion.

HOW WILL I BE NOTIFIED IF THE OFFERS ARE EXTENDED?

If the Purchaser extends the Offers, it will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offers were scheduled to expire. Any public announcement of the extension will be made publicly available on the Commission’s website using the EDGAR database, or you can check CTT’s website at www.cttauctions.com/offerdisclosures to see if the Offers have been extended.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFERS?

There are no conditions to the Offers based on a minimum number of Shares tendered, the availability of financing, or the success of the Offers. However, the Purchaser may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, the Purchaser is not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Corporation or its business. Please see the discussion in Section 12 – Conditions of the Offers below for a description of all conditions. Further, by tendering your Shares, you are agreeing to arbitrate any disputes related to the Offers that may arise between you and the Purchaser or its affiliates, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. See Section 15 – Miscellaneous for further details.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?

Upon the expiration of the Offers and the Purchaser’s acceptance of the Shares you tender, the Purchaser will pay you upon confirmation that the Shares have been transferred to the Purchaser. The Purchaser intends to pay for all validly tendered Shares within three business days following the completion of the Offers, subject to any extensions of such time period that may be necessary due to the settlement practices of non-traded REITs, some of which are outside the Purchaser’s control. See Section 2 – Acceptance for Payment and Payment for Shares; Proration for further details.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Assignment Form to the Purchaser at: 365 S. Garden Grove Lane, Suite 100, Pleasant Grove, Utah 84062, Attention: Comrit Investments 1, Limited Partnership (Telephone: 801-553-1031; Facsimile Transmission: 626-283-5370; Email: offer@cttauctions.com), no later than the time the Offers expire.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Shareholders who tender their Shares in response to the Offers will have the right to withdraw their tendered Shares at any time prior to 11:59 p.m. Eastern Time on July 31, 2023. Additionally, tenders of Shares may be withdrawn at any time during the period in which the Offers are open. Further, tenders of Shares may be withdrawn at any time after August 11, 2023, the date that is sixty (60) days from the date of this Offer to Purchase, including with respect to any tendered Shares for which the Purchaser has not completed payment by such date.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver to CTT a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Assignment Form tendering the Shares, prior to the Expiration Date. Tenders of Shares may be withdrawn during the period in which the Offers are open. Additionally, tenders of Shares may be withdrawn at any time after August 11, 2023, the date that is sixty (60) days from the date of this Offer to Purchase, including with respect to any tendered Shares for which the Purchaser has not completed payment by such date.

WHAT DOES THE CORPORATION THINK OF THE OFFERS?

The Purchaser has not sought the approval or disapproval of the Corporation. The Corporation may be expected to respond with the Corporation’s position on the Offers within two weeks from the date hereof.

WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

Yes. The Corporation reported approximately 7,200 holders of its common stock outstanding as of March 12, 2023. It is not possible for the Offers to reduce the number of shareholders below 300 (the point at which a company may cease to be public).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFERS AFFECT MY SHARES?

Shares held by non-tendering Shareholders will not be affected by the completion of the Offers.

WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. The Purchaser will have rights as a shareholder to vote on all matters subject to a shareholder vote. The Purchaser will be subject to the ownership limitation of 9.8% set forth in the Corporation’s charter.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Class A Shares and Class T Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchaser has any accurate means for determining the actual present value of the Shares. According to the Corporation, “There is no public trading market for shares of our common stock and we are not required to effectuate a liquidity event by a certain date. As a result, it will be difficult for our stockholders to sell their shares of our common stock and, if stockholders are able to sell their shares, they are likely to sell them at a substantial discount” (2022 Form 10-K). Additionally, the Corporation has also indefinitely suspended the payment of distributions to stockholders effective as of March 2020 and the operation of the Company’s share repurchase program effective as of April 2020 (First Quarter Form 10-Q).

Although there can be no certainty as to the actual present value of the Shares, on March 24, 2023, the Corporation established an Estimated Per Share NAV of $19.45 for each of the Class A Shares and Class T Shares as of December 31, 2022 (2022 Form 10-K). The Corporation may publish an update to its Estimated Per Share NAV during the period in which each Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Exchange Act for any such updates, which are available at www.sec.gov. In the event that a Shareholder wishes to withdraw its tender of Shares as a result of such update, a withdrawal of tender may be effected pursuant to Section 4 – Withdrawal Rights below.

The Purchaser commenced a tender offer for 257,826 shares of the Corporation’s Class A common stock on March 6, 2023 at an offer price of $10.86 per share (the “March 2023 Tender Offer”), which ultimately resulted in the purchase of 257,826 shares of the Corporation’s common stock by the Purchaser. The Corporation’s most recently disclosed Estimated Per Share NAV at the time of the commencement of the March 2023 Tender Offer was $19.40 per share.

For the period between February 6, 2023 and June 2, 2023, CTT Auctions reported secondary market trading prices ranging from $7.75 to $11.20 for shares of the Corporation’s common stock. It should be noted, however, that CTT Auctions is only one of multiple trading platforms for non-traded REITs and, therefore, that its secondary market trading information may be limited. Further the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offers and is not qualified to appraise real estate. Accordingly, there can be no assurance that the Purchaser’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by Shareholders for the Shares may not vary substantially from that estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFERS?

You can call CTT, toll-free, at 800-327-9990. However, CTT is not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offers.

To the Shareholders of MOODY NATIONAL REIT II, INC.:

INTRODUCTION

The Purchaser hereby offers to purchase 675,000 Class A Shares and 25,000 Class T Shares at a purchase price of $10.86 per Share for shares of each class (each, an “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase. Shareholders who tender their Class A Shares or Class T Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares. The Purchaser will pay all such costs and all charges and expenses of CTT and its affiliates. For further information concerning the Purchaser, see Section 11 below and Schedule I hereto. The Purchaser is not affiliated with the Corporation or the Corporation’s management. The address of the Corporation’s principal executive offices is 9655 Katy Freeway, Suite 600, Houston, Texas 77024, and its phone number is (713) 977-7500.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $10.86 per Share. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) the estimated value of the Corporation’s real estate assets; (iii) the costs to the Purchaser associated with acquiring the Shares and (iv) the Purchaser’s objective to profit from the Offers.

The Corporation made the following statement in the 2022 Form 10-K: “There is no public trading market for shares of our common stock and we are not required to effectuate a liquidity event by a certain date. As a result, it will be difficult for our stockholders to sell their shares of our common stock and, if stockholders are able to sell their shares, they are likely to sell them at a substantial discount.” Additionally, the Corporation has also indefinitely suspended the payment of distributions to stockholders effective as of March 2020 and the operation of the Company’s share repurchase program effective as of April 2020 (First Quarter Form 10-Q). The lack of any public market for the sale of Class A Shares and Class T Shares means that Shareholders have limited alternatives if they seek to sell their Shares.

As a result of such limited alternatives for Shareholders, the Purchaser may not need to offer as high a price for the Shares as it would otherwise. On the other hand, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser itself will have limited liquidity for the Shares upon consummation of the purchase. Please see the discussion of market prices above under “WHAT IS THE MARKET VALUE OF MY SHARES?”

The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets. Although there can be no certainty as to the actual present value of the Shares, on March 24, 2023, the Corporation established an Estimated Per Share NAV of $19.45 for each of the Class A Shares and Class T Shares as of December 31, 2022 (2022 Form 10-K). The Corporation may publish an update to its Estimated Per Share NAV during the period in which each Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Exchange Act for any such updates, which are available at www.sec.gov. In the event that a Shareholder wishes to withdraw its tender of Shares as a result of such update, a withdrawal of tender may be effected pursuant to Section 4 – Withdrawal Rights below. For the period between February 6, 2023 and June 2, 2023, CTT Auctions reported secondary market trading prices ranging from $7.75 to $11.20 for shares of the Corporation’s common stock. It should be noted, however, that CTT Auctions is only one of multiple trading platforms for non-traded REITs and, therefore, that its secondary market trading information may be limited.

In establishing the Offer Price of $10.86 per Class A Share and Class T Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offers before deciding whether to tender Shares.

The Offers are not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing Shares pursuant to the Offers, may consider future offers. The Purchaser regularly considers and evaluates potential investments in the United States real estate market, and in non-traded REITs specifically. Factors affecting the Purchaser’s future interest in acquiring additional shares of common stock include, but are not limited to, the relative success of the Offers, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Commission. Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchaser pursuant to the Offers. The Purchaser will pay all charges and expenses incurred in connection with the Offers. The Purchaser desires to purchase up to 675,000 Class A Shares and up to 25,000 Class T Shares. If the number of Class A Shares or Class T Shares, as applicable, validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to such respective amounts, the Purchaser will purchase all Class A Shares or Class T Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offers. However, if more than 675,000 Class A Shares and/or more than 25,000 Class T Shares are so tendered and not withdrawn, the Purchaser will accept for payment and pay for 675,000 Class A Shares and/or 25,000 Class T Shares, as applicable, so tendered, pro rata according to the number of such class of Shares so tendered, adjusted by rounding down to the nearest whole number of Class A Shares or Class T Shares, as applicable, tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. See Section 2 – Acceptance for Payment and Payment for Shares; Proration and Section 4 – Withdrawal Rights.

The Purchaser will pay certain fees and expenses to its affiliates, and to CTT and CTT’s affiliates, for certain services provided in connection with the Offers. For more information about these fees and expenses, see Section 14 – Fees and Expenses.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to either Offer, such increased consideration will be paid with respect to all Class A Shares or Class T Shares, as applicable, that are purchased pursuant to such Offer, whether or not such Shares were tendered prior to such increase in consideration. Shareholders are urged to read this Offer to Purchase and the accompanying Assignment Form carefully before deciding whether to tender their Shares.

TENDER OFFERS

Section 1. Terms of the Offers. Upon the terms and subject to the conditions of the Offers, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 – Withdrawal Rights of this Offer to Purchase. The term “Expiration Date” shall mean 11:59 p.m., Eastern Time, on July 31, 2023, unless and until the Purchaser shall have extended the period of time for which the applicable Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which such Offer, as so extended by the Purchaser, shall expire. Each Offer is conditioned on satisfaction of certain conditions. See Section 12 – Conditions of the Offers, which sets forth in full the conditions of the Offers. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the applicable Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Class A Shares or Class T Shares tendered, as applicable terminate such Offer and return all such tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all such Shares validly tendered, (iii) extend such Offer and, subject to the right of Shareholders to withdraw such Shares, retain the Shares that have been tendered during the period or periods for which the Offers are extended or (iv) amend the Offer. Notwithstanding the foregoing, upon the expiration of each Offer, subject to any extensions of such time period that may be necessary due to the settlement practices of non-traded REITs, some of which are outside the Purchaser’s control, the Purchaser intends to pay for all validly tendered Shares within three business days following the completion of the applicable Offer, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration. See Section 2 – Acceptance for Payment and Payment for Shares; Proration for further details.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein. Further, by tendering your Shares, you are agreeing to arbitrate any disputes related to the Offers that may arise between you and the Purchaser or its affiliates, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any party’s compliance with, or any of your rights under, the federal securities laws or any rule or regulation promulgated thereunder. See Section 15 – Miscellaneous for further details.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offers (including, if either Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser intends to accept for payment, and pay for, Shares validly tendered and not withdrawn in accordance with Section 4 – Withdrawal Rights, within three business days following the completion of each Offer, subject to any extensions of such time period that may be necessary due to the settlement practices of non-traded REITs, some of which are outside the Purchaser’s control. Specifically, the Purchaser will mail checks to Shareholders within three business days from the time it receives confirmation from the Corporation’s transfer agent that the Shares have been recorded as transferred to the Purchaser in connection with either Offer. While the actions of the Corporation’s transfer agent are outside the Purchaser’s control, the Purchaser expects that the transfer agent will provide such confirmation following Comrit’s and CTT’s collection and delivery of validly tendered Assignment Forms after attachment of Medallion signatures and matching of tenders to validly delivered signatures by Shareholders. The Purchaser is unaffiliated with the Corporation and its transfer agent, has no control over the Corporation or its transfer agent and, therefore, has no ability to predict or estimate the time period that the Corporation or its transfer agent may require to complete such confirmations in the Offers. In the March 2023 Tender Offer, however, such confirmations were provided by the Corporation’s transfer agent within seven days of the offers’ expiration. Based only on that information, and subject to the Purchaser’s inability to control the Corporation or its transfer agent, the Purchaser anticipates that such confirmations would proceed on a similar timeline for the Offers. In all cases, payment for Shares purchased pursuant to each Offer will be made only after timely receipt by CTT of a properly completed and duly executed Assignment Form (or facsimile thereof) and any other documents required by the Assignment Form. The Purchaser desires to purchase up to 675,000 Class A Shares and up to 25,000 Class T Shares. If the number of Class A Shares or Class T Shares, as applicable, validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to such respective amounts, the Purchaser will purchase all Class A Shares or Class T Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the applicable Offer. However, if more than 675,000 Class A Shares and/or more than 25,000 Class T Shares are so tendered and not withdrawn, the Purchaser will accept for payment and pay for 675,000 Class A Shares and/or 25,000 Class T Shares, as applicable, so tendered, pro rata according to the number of such class of Shares so tendered, adjusted by rounding down to the nearest whole number of Class A Shares or Class T Shares, as applicable, tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Class A Shares or Class T Shares, as applicable, to be accepted, the Purchaser will announce the final results of proration promptly following the Expiration Date for each Offer. The Purchaser will not pay for any Class A Shares or Class T Shares tendered until after the final proration factor has been determined for each Offer, but will pay for Shares tendered promptly following the Expiration Date for each Offer.

For purposes of the Offers, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to CTT of the Purchaser’s acceptance for payment of such Shares pursuant to each Offer. Upon the terms and subject to the conditions of the Offers, payment for Shares purchased pursuant to the Offers will in all cases be made by deposit of the Offer Price with CTT, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on either Offer Price by reason of any delay in making such payment. If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Assignment Form with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offers is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to such Offer, then, without prejudice to the Purchaser’s rights under Section 12 – Conditions of the Offer, CTT may instruct the Corporation’s transfer agent to retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4 – Withdrawal Rights. If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to either Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to either Offer, a properly completed and duly executed Assignment Form (a copy of which is included with this Offer to Purchase and available at www.cttauctions.com/offerdisclosures) with any other documents required by the Assignment Form must be received by CTT at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Class A Shares or Class T Shares owned by such Shareholder, as applicable. In order for a tendering Shareholder to participate in the Offers, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Eastern Time, on July 31, 2023, or such date to which the Offers may be extended. The method of delivery of the Assignment Form and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by CTT.

Other Requirements. By executing an Assignment Form as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder’s proxies, in the manner set forth in the Assignment Form, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing an Assignment Form, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive distributions from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offers, other than those distributions paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination may be challenged in a court of competent jurisdiction. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of each Offer (including the Assignment Form and the Instructions thereto) will be final and binding. Neither the Purchaser, CTT, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of each Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act (“Rule 14e-4”) and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and each Offer if the holder is the record owner of the applicable Shares and the holder (i) delivers the Shares pursuant to the terms of such Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in such Offer (such as facsimile delivery of the Assignment Form).

Section 4. Withdrawal Rights. Shares tendered pursuant to each Offer may be withdrawn at any time prior to the Expiration Date. In addition, tenders of Shares not accepted for payment or not otherwise paid for by the Purchaser may be withdrawn at any time after August 11, 2023, the date that is sixty (60) days from the date of this Offer to Purchase, including with respect to any tendered Shares for which the Purchaser has not completed payment by such date. For withdrawal to be effective for either Offer, a written or facsimile transmission notice of withdrawal must be timely received by CTT at the address or the facsimile number set forth in the attached Assignment Form. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the Offer and class of Shares to which the withdrawal applies, and must be signed by the person(s) who signed the Assignment Form in the same manner as the Assignment Form was signed. If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under such Offer, tendered Shares may be retained by CTT on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4 – Withdrawal Rights, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination may be challenged in a court of competent jurisdiction. Neither the Purchaser, nor CTT, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of either Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 – Procedures for Tendering Shares at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which either Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to CTT, (ii) upon the occurrence of any of the conditions specified in Section 12 – Conditions of the Offers, to terminate either Offer and not accept for payment any Shares by giving oral or written notice of such termination to CTT, and (iii) to amend either Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in either Offer or both) by giving oral or written notice of such amendment to CTT prior to the Expiration Date. Any extension, termination, or amendment will be followed promptly by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of either Offer and any material changes in the terms of such Offer. The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends either Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to such Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, CTT may instruct the Corporation’s transfer agent to retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 – Withdrawal Rights. However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until it receives confirmation from the Corporation or its transfer agent that the Shares have been transferred to the Purchaser.

If the Purchaser makes a material change in the terms of either Offer or the information concerning such Offer or waives a material condition of the Offer, the Purchaser will extend such Offer to the extent required by Rules 14d-4(d)(1) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten-business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of either Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases the Purchaser will mail you supplemental materials.

Section 6. Material U.S. Federal Income Tax Consequences. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable non-U.S., state, local or other tax laws other than U.S. federal income tax laws. Certain Shareholders (including trusts, non-U.S. persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT WITH SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFERS, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND U.S. FEDERAL, NON-U.S., STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss. A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments. The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale. A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offers.

Limitations on Resales. The Purchaser does not believe the provisions of the Corporation’s charter restrict transfers of Shares pursuant to the Offers.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to either Offer, the result would be a reduction in the number of Shareholders of the applicable class of Shares subject to such Offer. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for either class of Shares and none is expected to develop. Therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchaser. The Corporation holds annual meetings to elect directors and conduct other business. Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation. A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such Shares are transferred by the Corporation to the Purchaser. The Purchaser will have rights as a shareholder to vote on all matters subject to a shareholder vote. The Purchaser will be subject to the ownership limitation of 9.8% set forth in the Corporation’s charter.

Section 8. Future Plans. Following the completion of the Offers, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offers. The Purchaser is seeking to purchase a total of 675,000 Class A Shares and 25,000 Class T Shares. If the Purchaser acquires fewer than such amounts for each class pursuant to the Offers, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offers, regardless of the number of Shares purchased. The Offers are not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing the maximum number of Shares sought in either Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the Offers, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser is acquiring the Shares pursuant to the Offers solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser will have rights as a shareholder to vote on all matters subject to a shareholder vote. The Purchaser will be subject to the ownership limitation of 9.8% set forth in the Corporation’s charter.

Section 9. The Business of the Corporation. For information about the Corporation, please refer to the 2022 Form 10-K, the Corporation’s Quarterly Reports on Form 10-Q and any other materials filed by the Corporation with the Commission or sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov.

Section 10. Certain Information Concerning the Purchaser. The Purchaser is Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities, particularly real estate-based securities. The principal business address of the Purchaser is 9 A’had Ha’am St., Tel Aviv, P.O.B 29161, 61291, Israel. The Purchaser has made a binding commitment to contribute and has available sufficient amounts of capital necessary to fund the acquisition of all Shares subject to the Offers, the expenses to be incurred in connection with the Offers, and all other anticipated costs of the Purchaser. The Purchaser is not a public company. The Purchaser has invested approximately $300 million in non-traded real estate investment trusts in the United States. The Purchaser has aggregate assets that are more than sufficient to fund its obligation to purchase Shares in the Offers and any other outstanding tender offers.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, any affiliate of the Purchaser (including the persons listed on Schedule I) on the one hand, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 11. Source of Funds. The Purchaser expects that approximately $7,330,500 would be required to purchase 675,000 Class A Shares, if tendered, and that approximately $271,500 would be required to purchase 25,000 Class T Shares, if tendered. Additionally, up to $500,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price for each Offer and related expenses through its available cash on hand. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 12. Conditions of the Offers. Notwithstanding any other term of the Offers, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offers shall have been obtained or occurred on or before the applicable Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to the Offers. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend either Offer as to such Shares if, at any time on or after the date of such Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of such Offer or the acceptance for payment of or payment for any Shares by the Purchaser subject to the Offer, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares subject to the Offer, including, without limitation, the right to vote any such Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares subject to the Offer, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of this Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, in the reasonable judgment of the Purchaser;

(b) there shall be: (i) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to such Offer by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or (ii) any other action taken; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Corporation, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares subject to the Offer;

(d) there shall have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States , (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (which, for the avoidance of doubt, excludes the current state of the ongoing COVID-19 pandemic), (v) a material change in United States currency exchange rates or a suspension or a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof (other than a material acceleration or worsening of the current state of the COVID-19 pandemic without the existence of accompanying factors, conditions or events that would give rise to another of the conditions described in this Section 12); or

(e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent (50%) of the outstanding Shares subject to the Offer have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares subject to the Offer beneficially owned by such person or group as disclosed in such Statement by two percent (2%) or more of the outstanding Shares subject to the Offer.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part upon the Purchaser’s becoming aware of any of the foregoing conditions in its sole exercise of reasonable discretion, and each Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if the Purchaser waives a certain condition for one tendering Shareholder in either Offer, the Purchaser will waive that condition for all Shareholders tendering Shares subject to such Offer. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 15 – Miscellaneous.

Section 13. Certain Legal Matters.

General. Except as set forth in this Section 13 – Certain Legal Matters, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offers. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offers pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate either or both Offers without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions set forth in Section 12 – Conditions of the Offer, the satisfaction of which may be contingent on, among other things, the legal matters discussed in this Section 13 – Certain Legal Matters.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offers.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offers.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offers. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offers, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offers and nothing in these Offers or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offers, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offers or be delayed in continuing or consummating the Offers. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 14. Fees and Expenses. The Purchaser has retained CTT to facilitate the settlement of and payment for the tendered Shares in conjunction with Corporation’s transfer agent. As compensation for such services, the Purchaser will pay CTT a fee in the amount of 2% of the aggregate purchase price, plus reimbursement for out-of-pocket expenses, as well as a $5,000 administrative fee. This payment should not be deemed to imply an endorsement by CTT of the Offers. In addition, in the event a Shareholder has a relationship with an independent representative of CTT, that relationship is separate and apart from the Offers and any action on the part of a Shareholder is his or her own decision. CTT is not promoting or endorsing the Offers in any way and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offers. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offers and all costs of transfer.

Additionally, the Purchaser will pay Independent Financial Group, LLC (“IFG”), member FINRA and SIPC, 5% of the aggregate purchase price in connection with the Offers. As a registered broker-dealer, IFG offers a platform that provides brokerage services to retail investors. Shares received in connection with the Offers are deposited into an account maintained by the Purchaser with IFG. Through its clearing agent and/or other third-party vendors, IFG provides the Purchaser with services regarding that account, including electronic access to information, monthly/quarterly statements and transaction confirmations. Of the amount payable to IFG, IFG will pay Ittai Dvir, in his capacity as registered representative of IFG, 4.5% of the aggregate purchase price for services related to the Offers. The services provided to the Purchaser by Mr. Dvir include coordination of printing and mailing of the Offer documents, reconciliation of completed Assignment Forms, and administration and publication of Purchaser announcements related to the Offers. The payments described in this Section 14 should not be deemed to imply an endorsement by IFG or Ittai Dvir of the Offers. In addition, in the event a Shareholder has a relationship with either of Ittai Dvir or an independent representative of IFG, that relationship is separate and apart from the Offers and any action or decision on the part of a Shareholder as to whether or not to tender Shares in connection with the Offer. IFG and Ittai Dvir are not promoting or endorsing the Offers in any way and do not owe any duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offers.

Section 15. Miscellaneous. THE OFFERS ARE NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFERS OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH U.S. STATE. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFERS OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Shares in either Offer, you are agreeing to arbitrate any disputes related to the Offers that may arise between you and the Purchaser or its affiliates, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any party’s compliance with, or any of your rights under, the federal securities laws or any rule or regulation promulgated thereunder. As further set forth in the Assignment Form, any dispute or claim arising out of or related to the Offers shall be resolved by binding arbitration in Denver, Colorado before a retired judge. The arbitration shall be administered by JAMS pursuant to its Arbitration Rules and Procedures (“JAMS Rules”). In any arbitration arising out of the arbitration agreement contained in the Assignment Form, the prevailing party or parties (who may include tendering Shareholders who have successfully established loss causation) shall be entitled to recover all of their costs and expenses, including reasonable attorneys’ fees, arbitrator fees, expert witness fees and costs, JAMS fees and costs, and any fees and costs incurred in compelling arbitration. In making an award of attorneys’ fees, the arbitrator is not required to take into account any minimum level of expenditure on such fees or any minimum amount of Shares tendered by the plaintiff, if a Shareholder. Your agreement to arbitrate any such dispute or claim is subject to risks, including, but not limited to: the potential for increased costs of bringing a claim using arbitration under the JAMS Rules, which may exceed the costs of litigating in a court of competent jurisdiction; that the Purchaser may have greater financial resources than you to cover the costs of arbitration prior to the determination of the arbitrator’s final decision or award; limited access to information and lack of familiarity with the JAMS Rules when compared to the Purchaser; and the risk that you will be discouraged, limited or precluded from litigating your claim or dispute in a judicial forum you find favorable. Further, although federal law favors enforcement of valid arbitration agreements, such agreements may be revoked or held to be unenforceable on the same grounds as those of other contracts, including unconscionability. Therefore, your agreement to arbitrate may be challenged in a court of competent jurisdiction and it is uncertain whether such a court would enforce the arbitration agreement in all circumstances. As further described in the Assignment Form, and subject to the possibility that a court may revoke or refuse to enforce an arbitrator’s decision or award, the arbitrator’s decision will be final and binding on all parties, and a judgment on any award may be entered in a court of competent jurisdiction. Additionally, while the arbitrator’s award shall not preclude any party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction, the arbitrator’s award may have the effect of limiting or precluding future claims related to the Offers, especially if such future claims relate to the same issue or issues of law and/or are deemed to have been finally and conclusively determined by the arbitrator.

SCHEDULE I

THE PURCHASER AND ITS PRINCIPALS

The Purchaser is Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. Comrit Investments Ltd., a limited liability private company organized under the laws of the State of Israel, is the general partner of the Purchaser (the “General Partner”). The names of the controlling persons and executive officers of the General Partner are set forth below.

The Investment Committee

The Purchaser has an Investment Committee composed of three members, which are currently Iddo Kook, David Lubetzky, and Ziv Sapir (Mr. Sapir is referred to herein as the “Principal”). The number of members in the Investment Committee and/or their identities may be amended from time to time by the General Partner in its sole discretion. The Investment Committee sets investment guidelines for the General Partner and the Principal to invest on behalf of the Purchaser within which, subject to the Purchaser’s investment objectives, the General Partner and the Principal shall have the right in their joint sole discretion to decide on behalf of the Purchaser whether and to what extent the Purchaser will participate in a particular investment.

Comrit Investments Ltd.

General

The General Partner was incorporated under the laws of the State of Israel on January 12, 2015 and registered as a foreign company in the Cayman Islands on January 29, 2015. Its principal office is located at 9 A’had Ha’am St., Tel Aviv, P.O.B 29161, 61291, Israel. The General Partner manages the day-to-day business and affairs of the Purchaser, subject to oversight by the Investment Committee. The General Partner has the authority to, and may, engage one or more firms to serve as custodian, broker-dealers, investment adviser and/or administrator for the Purchaser.

Management of the General Partner

The General Partner is not registered as an investment adviser under the Investment Advisers Act and is not registered as an investment portfolio manager under the Israeli Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 1995. The equity in the General Partner is owned 70% by I.B.I. Investment House Ltd (“I.B.I.”) and 30% by O&E Sapir Investments Ltd.

I.B.I.

I.B.I., an Israeli public company traded on the Tel Aviv Stock Exchange, has over 40 years of experience in the Israeli capital markets. I.B.I. manages over NIS 50 billion in a wide range of financial services, including, but not limited to: mutual funds, provident funds, study funds and investment portfolios management, institutional brokerage services both for local and offshore markers, internet trading for private clients etc. I.B.I. also manages assets on behalf of institutional investors, corporations, non-profit organizations, research funds and private clients. Backed by its research department, I.B.I. also owns one of the largest underwriting companies in Israel.

Iddo Kook

Mr. Kook is an experienced investment manager in the Israeli capital markets with more than 20 years of experience. Mr. Kook is a licensed portfolio manager and currently serves as the Chairman of the Board of I.B.I. and as a board director of Israel Brokerage & Investments, I.B.I. Ltd. and additional companies affiliated with IBI Group, each of which is located at 9 Migdal Shalom Fl. 27, Tel Aviv, Israel. Mr. Kook received a B.Sc in life science and an MBA from Tel Aviv University. Mr. Kook is a citizen of Israel.

David Lubetzky

Mr. Lubetzky is the CEO of I.B.I. and serves as director of several companies affiliated with IBI Group, each of which is located at 9 Migdal Shalom Fl. 27, Tel Aviv, Israel. Mr. Lubetzky received a B.A. in economics from Tel Aviv University and is a licensed portfolio manager. Mr. Lubetsky is a citizen of Israel.

Ziv Sapir

Mr. Sapir has more than 16 years of experience in capital markets. Before joining I.B.I. Investment House Ltd. in 2014, Mr. Sapir served as VP investment in Migdal Capital Markets Ltd., an Israeli investment house owned by one of the largest insurance companies in Israel, Migdal, establishing and operating the company's offshore investment desk. Mr. Sapir currently serves as the CEO of the General Partner and is also in charge of I.B.I.’s offshore investments and alternative investment funds. Mr. Sapir received a B.A. in Finance from the Interdisciplinary Center and an M.A in Law from Bar Ilan University and is a licensed portfolio manager. Mr. Sapir is a citizen of Israel.

None of Messrs. Kook, Lubetsky or Sapir have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors).  None of Messrs. Kook, Lubetsky or Sapir has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.